Exhibit 99.1

Investors:	Media:
Don McCauley	John Christiansen/Stacy Roughan
Chief Financial Officer	Sard Verbinnen & Co
Qualys, Inc.	+1 (415) 618-8750/+1 (310) 201-2040
+1 (650) 801-6181	jchristiansen@sardverb.com/sroughan@sardverb.com
dmccauley@qualys.com

QUALYS ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Revenue Growth of 21% Year-Over-Year

GAAP EPS of $0.06, Non-GAAP EPS of $0.10

Cloud Platform Expansion Continues to Drive Growth

REDWOOD CITY, CA – November 5, 2012 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the quarter ended September 30, 2012. For the quarter, the Company reported revenues of $23.4 million, GAAP net income of $1.7 million, non-GAAP net income of $2.7 million, adjusted EBITDA of $4.6 million, GAAP earnings per diluted share of $0.06, and non-GAAP earnings per diluted share of $0.10.

Philippe Courtot, Chairman and Chief Executive Officer of Qualys, said, “We are pleased to report our first quarter as a public company with such solid results. Our performance for the quarter reflects the increased adoption of the QualysGuard Cloud Platform and solutions by organizations worldwide as well as the growing adoption of new cloud services including Web Application Scanning and Policy Compliance by existing customers. Additionally, we are continuing our investments to broaden our platform capabilities in areas such as Web Application Firewall, which is currently in beta. With more than 6,000 customers worldwide, we are proud of the technical leadership that we have achieved and encouraged by the strength of our SaaS business model, and are poised to continue delivering value to our customers and strong results for our shareholders.”

Third Quarter 2012 Financial Highlights

Revenues: Revenues for the third quarter of 2012 increased by 21% to $23.4 million, compared to $19.4 million in the same quarter last year. Revenue growth was driven by a combination of increased sales of subscriptions for additional solutions to existing customers, as well as sales of subscriptions to new customers.

Bookings: Four-Quarter Bookings (a non-GAAP financial measure) were $98.7 million for the four-quarter period ended September 30, 2012, an increase of $19.8 million, or 25%, compared to $78.9 million for the four-quarter period ended September 30, 2011. The increase in Four-Quarter Bookings was primarily due to sales of subscriptions for additional solutions to a larger customer base as well as sales of subscriptions to new customers.

Gross Profit: Gross profit for the third quarter of 2012 increased by 16% to $18.7 million, compared to $16.2 million in the same quarter last year. GAAP gross margin was 80% for the third quarter of 2012, compared to 83% during the same period last year. Non-GAAP gross profit for the third quarter of 2012 increased 16% to $18.8 million, compared to $16.2 million in the same quarter last year. Non-GAAP gross margin was 80% for the third quarter of 2012, compared to 84% during the same quarter last year. The decrease in both GAAP and Non-GAAP gross margins was related to increased investments Qualys made to expand its data center infrastructure and to add capacity to deploy new solutions on its cloud platform.

Operating Income: GAAP operating income for the third quarter of 2012 increased by 73% to $1.7 million, compared to $1.0 million in the same quarter last year. Non-GAAP operating income for the third quarter of 2012 increased by 78% to $2.7 million, compared to $1.5 million in the same quarter last year. Non-GAAP operating margin increased to 12% in the third quarter of 2012 from 8% in the same quarter last year as a result of the Company’s continued focus on cost management and the benefits of increasing operating scale.

Net Income: GAAP net income for the third quarter of 2012 was $1.7 million, or $0.06 per diluted share, up from $0.5 million, or $0.02 per diluted share, in the same quarter last year.

Non-GAAP net income for the third quarter of 2012 was $2.7 million, or $0.10 per diluted share, up from $1.0 million, or $0.04 per diluted share, in the same quarter last year.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the third quarter of 2012 increased by 66% to $4.6 million, compared to $2.8 million in the same quarter last year. As a percentage of revenues, adjusted EBITDA increased from 14% in Q3 of 2011 to 20% in Q3 of 2012.

Initial Public Offering: Qualys began trading on the NASDAQ Stock Market under the symbol “QLYS” on September 28, 2012, and successfully closed its IPO on October 3, 2012. With the full exercise of the underwriters’ over-allotment option, the Company sold 7,836,250 shares of common stock, and certain selling shareholders sold 875,000 shares of common stock, at a price to the public of $12.00 per share.

Third Quarter 2012 Business Highlights

New Customers:

•

New customers include: Bombardier Aerospace, Dolby Laboratories, F5 Networks, Federal Housing Finance Agency, FMC Technologies, Morgan Stanley, Ring Central, Salesforce.com, San Francisco Department of Public Health, Southern California Edison, Sophos, University of California, San Francisco (UCSF), VISA and Washington Post.

New Products and Functionalities:

•	Expanded QualysGuard PCI Cloud Platform to help organizations meet new internal scanning requirements of PCI DSS 6.2.

•	Added IPv6 support to FreeScan service allowing organizations to test the security of their IPv6 deployments on the Internet.

•

Announced the general availability of Dynamic Asset Tagging, a patent-pending technology, enabling customers to identify and organize large numbers of assets in highly dynamic IT environments to attain a comprehensive view of their security and compliance posture by assets, business units and technical owners.

Industry Recognition:

•	Received highest rating of “Strong Positive” in Gartner’s MarketScope for Vulnerability Assessment[1].

•	Recognized as “Best Vulnerability Management” by TechTarget’s Information Security Magazine (ISM) Reader’s Choice Awards 2012.

Financial Performance Outlook

Fourth Quarter 2012 Guidance: Management expects revenues to be in the range of $24.0 million to $24.6 million. GAAP EPS is expected to be in the range of $0.00 to $0.02 and non-GAAP EPS is expected to be in the range of $0.03 to $0.05 based on approximately 35.2 million weighted average diluted shares outstanding for the quarter.

Full Year 2012 Guidance: Management expects revenues to be in the range of $90.8 million to $91.4 million. GAAP EPS is expected to be in the range of $0.04 to $0.06 and non-GAAP EPS is expected to be in the range of $0.17 to $0.19 based on approximately 28.4 million weighted average diluted shares outstanding for the full year.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its third quarter 2012 financial results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #49603910. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS), is a pioneer and leading provider of cloud security and compliance solutions with over 6,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The QualysGuard Cloud Platform and integrated suite of solutions helps organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including BT, Dell SecureWorks, Fujitsu, IBM, NTT, Symantec, Verizon, and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

[1]

Disclaimer: Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: our expectations regarding investments in, and the development of, our platform capabilities in areas such as Web Application Firewall; our belief that we are poised to continue delivering value to our customers and strong results for our shareholders; and our guidance for revenues, GAAP EPS and non-GAAP EPS for the fourth quarter and full year 2012. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not continuing to develop; competition from other products and services; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Prospectus filed with the Securities and Exchange Commission on September 28, 2012 (Registration No. 333-182027). The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of Four-Quarter Bookings, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and adjusted EBITDA.

Qualys monitors Four-Quarter Bookings to understand sales trends for its business. Qualys believes this metric provides an additional tool for investors to use in assessing its business performance in a way that more fully reflects current business trends than reported revenues and reduces the variations in any particular quarter caused by customer subscription renewals. Qualys believes Four-Quarter Bookings reflects the material sales trends for its business because it includes sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Qualys also monitors non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and adjusted EBITDA to evaluate its ongoing operational performance and enhancing an overall understanding of its past financial performance. Qualys believes that these non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and adjusted EBITDA. Furthermore, Qualys uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and adjusted EBITDA provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$23,382	$19,375	$66,763	$55,560
Cost of revenues (1)	4,634	3,225	13,423	9,124

Gross profit	18,748	16,150	53,340	46,436
Operating expenses:
Research and development (1)	5,076	4,922	15,325	14,680
Sales and marketing (1)	8,797	7,985	27,827	22,297
General and administrative (1)	3,154	2,249	8,811	6,510

Total operating expenses	17,027	15,156	51,963	43,487

Income from operations	1,721	994	1,377	2,949
Other income (expense), net:
Interest expense	(38)	(47)	(153)	(164)
Interest income	1	4	2	10
Other income (expense), net	60	(418)	(44)	101

Total other income (expense), net	23	(461)	(195)	(53)

Income before provision for income taxes	1,744	533	1,182	2,896
Provision for income taxes	77	81	77	291

Net income	$1,667	$452	$1,105	$2,605

Net income attributable to common stockholders	$415	$102	$264	$576

Net income per share attributable to common stockholders:
Basic	$0.07	$0.02	$0.05	$0.12

Diluted	$0.06	$0.02	$0.04	$0.11

Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	5,843	5,137	5,540	5,002

Diluted	26,545	24,402	25,972	24,208

(1) Includes stock-based compensation as follows:
Cost of revenues	$68	$44	$195	$96
Research and development	167	118	484	340
Sales and marketing	349	163	856	397
General and administrative	443	225	1,048	679

Total stock-based compensation	$1,027	$550	$2,583	$1,512

Qualys, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$1,667	$452	$1,105	$2,605
Foreign currency translation gain (loss), net of zero tax	41	(106)	(17)	(138)

Other comprehensive income (loss), net	41	(106)	(17)	(138)

Comprehensive income	$1,708	$346	$1,088	$2,467

Qualys, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2012	December 31, 2011
		(restated)
Assets
Current assets:
Cash	$25,804	$24,548
Accounts receivable	23,452	20,750
Prepaid expenses and other current assets	6,502	3,774

Total current assets	55,758	49,072
Restricted cash	112	112
Property and equipment, net	16,896	13,861
Intangible assets, net	2,869	3,175
Goodwill	317	317
Other noncurrent assets	1,884	2,252

Total assets	$77,836	$68,789

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities :
Accounts payable	$1,715	$2,254
Accrued liabilities	9,085	8,468
Deferred revenues, current	51,693	46,717
Capital lease obligations, current	1,556	1,987

Total current liabilities	64,049	59,426
Deferred revenues, noncurrent	6,152	4,713
Income taxes payable, noncurrent	504	661
Other noncurrent liabilities	1,189	2,134
Capital lease obligations, noncurrent	1,074	2,406

Total liabilities	72,968	69,340
Commitments and contingencies
Convertible preferred stock	63,873	63,873
Stockholders’ equity (deficit):
Common stock	6	5
Additional paid-in capital	17,257	12,927
Accumulated other comprehensive loss	(1,001)	(984)
Accumulated deficit	(75,267)	(76,372)

Total stockholders’ equity (deficit)	(59,005)	(64,424)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$77,836	$68,789

Qualys, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$1,105	$2,605
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	5,397	3,781
Bad debt expense	182	171
Loss on disposal of property and equipment	3	—
Stock-based compensation	2,583	1,512
Non-cash interest expense	24	27
Changes in operating assets and liabilities:
Accounts receivable	(2,884)	(1,973)
Prepaid expenses and other assets	146	(1,283)
Accounts payable	(542)	676
Accrued liabilities	(1,509)	752
Deferred revenues	6,415	4,724
Income taxes payable	(189)	311
Other noncurrent liabilities	(62)	(16)

Net cash provided by operating activities	10,669	11,287

Cash flows from investing activities:
Purchases of property and equipment, net	(8,104)	(4,250)

Net cash used in investing activities	(8,104)	(4,250)

Cash flows from financing activities:
Principal payments under capital lease obligations	(1,763)	(1,153)
Payment of consideration related to acquisition	(1,000)	—
Proceeds from exercise of stock options	1,998	971
Payments for offering costs in connection with initial public offering	(560)	—
Proceeds from issuance of Series C Preferred Stock	—	128

Net cash used in financing activities	(1,325)	(54)

Effect of exchange rate changes on cash	16	(128)

Net increase in cash	1,256	6,855
Cash at beginning of period	24,548	15,010

Cash at end of period	$25,804	$21,865

Qualys, Inc.

Reconciliation of Non-GAAP Disclosures

Four-Quarter Bookings

(Unaudited)

(in thousands)

	Four Quarters Ended September 30,
	2012	2011
Revenues	$87,416	$72,816
Deferred revenues, current
Beginning of Four-Quarter Period	40,413	34,370
Ending	51,693	40,413

Net change	11,280	6,043

Four-Quarter Bookings	$98,696	$78,859

Qualys, Inc.

Reconciliation of Non-GAAP Disclosures

EBITDA and Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$1,667	$452	$1,105	$2,605
Depreciation and amortization of property and equipment	1,739	1,121	5,066	3,466
Amortization of intangible assets	112	101	331	315
Interest expense, net	37	43	151	154
Provision for income taxes	77	81	77	291

EBITDA	$3,632	$1,798	$6,730	$6,831
Stock-based compensation	1,027	550	2,583	1,512
Other (income) expense, net	(60)	418	44	(101)

Adjusted EBITDA	$4,599	$2,766	$9,357	$8,242

Qualys, Inc.

Reconciliation of Non-GAAP Disclosures

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP gross profit	$18,748	$16,150	$53,340	$46,436
Plus:
Stock-based compensation expense	68	44	195	96

Non-GAAP gross profit	$18,816	$16,194	$53,535	$46,532

GAAP income from operations	$1,721	$994	$1,377	$2,949
Plus:
Stock-based compensation expense	1,027	550	2,583	1,512

Non-GAAP income from operations	$2,748	$1,544	$3,960	$4,461

GAAP net income	$1,667	$452	$1,105	$2,605
Plus:
Stock-based compensation expense	1,027	550	2,583	1,512

Non-GAAP net income	$2,694	$1,002	$3,688	$4,117

Non-GAAP net income attributable to common stockholders	$671	$226	$881	$910

Non-GAAP net income per share attributable to common stockholders:
Basic	$0.11	$0.04	$0.16	$0.18

Diluted	$0.10	$0.04	$0.14	$0.17

Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	5,843	5,137	5,540	5,002

Diluted	26,545	24,402	25,972	24,208

Qualys, Inc.

Net Income (Loss) Per Share Attributable to Common Stockholders

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended
			September 30,
	2012	2011	2012	2011
Numerator:
Net income	$1,667	$452	$1,105	$2,605
Net income attributable to participating securities	(1,252)	(350)	(841)	(2,029)

Net income attributable to common stockholders - basic	415	102	264	576
Undistributed earnings reallocated to participating securities	1,249	349	839	2,026

Net income attributable to common stockholders - diluted	$1,664	$451	$1,103	$2,602

Denominator:
Weighted average shares used in computing net income per share attributable to common stockholders - basic	5,843	5,137	5,540	5,002
Effect of potentially dilutive securities:
Convertible preferred stock	17,597	17,597	17,597	17,588
Common stock options	3,105	1,656	2,829	1,604
Warrants	—	—	—	2
Contingently issuable shares related to an acquisition	—	12	6	12

Weighted average shares used in computing net income per share attributable to common stockholders - diluted	26,545	24,402	25,972	24,208

Net income per share attributable to common stockholders:
Basic	$0.07	$0.02	$0.05	$0.12
Diluted	$0.06	$0.02	$0.04	$0.11